Regional Stockholder Meeting
August 16, 2006

Welcome.

I have a number of topics to cover this morning, but before I do, let me first say thank you for your business. We appreciate your patronage, and we are committed to providing you excellent service.

The senior management team at FHLBank is currently participating in a year-long leadership training program. Part of that effort is to improve our performance by better understanding why we are here and what we are trying to do. Our purpose is straightforward. It is to help you serve your communities. It is to help you finance housing, small businesses and community development. And. it is to help you be more effective, more efficient and more profitable. In short, your success is our success.

Now I have a number of topics I’d like to cover briefly with you today.
1) An SEC registration update;
2) An update on the Bank’s performance and future dividends;
3) The Finance Board’s proposed retained earnings regulation;
4) Changes to the director election process;
5) Some observations on the regulation of the Federal Home Loan Banks; and
6) The FDIC’s proposed rulemaking on deposit insurance assessments.

First, let me update you on SEC registration. As you likely already know, we are “pleased” to now be an SEC registrant. Our current financial statements and related disclosures are readily accessible by going to our Web site at www.fhlbtopeka.com under the “About Us” tab. Click on Investor Relations and then SEC filings. That will link you to our filings with the SEC. That being said, I should note that SEC registration imposes on me a new obligation not to disclose material information selectively in my remarks. Consequently, we are furnishing a copy of this presentation to the SEC today by filing a Form 8-K. That filing also can be found on our Web site.

Today, all 12 FHLBanks have filed with the SEC and have current financial information available. This fact distinguishes us from our sister GSEs, Fannie and Freddie, who have not published financial statements for quite a long time, as well as the Farm Credit Banks who have apparently decided not to file with the SEC. It will be interesting whether the Farm Credit Banks will be able to continue this posture once the dust has cleared on Fannie and Freddie. It seems the Treasury’s call for all GSEs to register has not yet reached the Farm Credit System.

In any case, the task of registering with the SEC has been a challenging one, but possibly beneficial if the market perceives us as stronger because we are registered.

Now that we are an effective SEC registrant, it’s a little easier for me to give you an update on the Bank’s financial performance. We will be publishing our second quarter results shortly, and they will indicate continued strong financial performance. As of June 30, 2006, total assets were $47.7 billion, advances were $28 billion, and mortgage loans stood at $2.4 billion. Note that the $47.7 billion in total assets as of the end of June compares to an ending 2004 number of $45.1 billion. Relatively impressive growth, especially taking into account that one of our large borrowers, Commercial Federal Bank, was acquired in December of 2005.

Even more impressive, however, has been the growth in retained earnings. This is a critical number given the Finance Board’s intent to adopt a minimum retained earnings requirement. Listen carefully to these numbers. At the end of 2003, retained earnings stood at $60 million, at the end of 2004, it was $87 million, and at the end of 2005, it was $137 million. By the end of the second quarter of 2006, retained earnings stood at $160 million. Your Federal Home Loan Bank is on solid financial ground.

Dividends have also been strong over this time period. Note that dividends have been subject to Finance Board approval for the last three quarters. While they will not be subject to that approval process starting in this quarter (the third quarter), we will be shifting to paying dividends on “known” income rather than “projected” income. What does that mean?

Our past practice has been to project income for a quarter and then declare a dividend payable at the end of the quarter to the holders of our stock during that quarter. The Finance Board is apparently concerned that we can’t project FAS 133 gains or losses with any degree of certainty because those gains and losses are very sensitive to whatever interest rates look like on the last day of the quarter. Instead, the Finance Board wants us to pay dividends on known income. In order to accomplish this requirement without skipping a quarter of income, we will pay dividends based on income earned in the three months prior to the final month of the quarter. Effectively, the quarterly income used in calculating dividends will be lagged by one month. However, dividends will continue to be paid on the last day of the quarter to the owners of the stock during the calendar quarter.

In order to make this transition, the third quarter dividend will be based on income earned for the months of July and August only (not September) since arguably June income was considered in determining the second quarter dividend. Fortunately, given that we are now SEC registered, we do not need Finance Board approval for dividends in the third quarter. Since we are not limited by the amount of income earned in those months insofar as the amount of dividends that are paid out, we made the statement in the last dividend announcement that “management expects to recommend stock dividends for the third quarter on Class A and Class B common stock no less than the second quarter’s dividend rates relative to average three-month LIBOR.” The actual dividend paid will likely be a compromise between keeping the spread to the LIBOR at similar levels and trying to not have the dividend significantly exceed our income for those two months. Once we get past the third quarter, dividends will again be based on three months of income, but simply with a one-month lag. We will know much more about future dividends when the outcome of my next topic, the Finance Board’s proposed retained earnings regulation, becomes clear.

The comment period on the Finance Board’s proposed retained earnings regulation is closed. At this point, it is pure speculation as to what the Finance Board will do. To refresh your memory, the proposed regulation:

1)	limits the amount of excess stock a Federal Home Loan Bank can have outstanding;

2)	bans stock dividends altogether;

3)	establishes a minimum level of retained earnings equal to $50 million plus one percent of non-advance assets; and

4)	caps dividends at 50 percent of net income in a quarter if a Federal Home Loan Bank fails to meet the minimum level of retained earnings.

As I believe you are fully aware, we have voiced a number of concerns with the proposed regulation.

First, let me thank all those who submitted comment letters. Thank you. Your support is critical. Now I’m looking into my crystal ball and my guess is that the Finance Board will, in fact, move forward with adopting a final rule. However, I’m cautiously optimistic that it will be significantly modified from what was originally proposed. My hope is that the final rule: (1) will allow stock dividends; (2) will provide a longer phase-in period; and (3) may even reduce somewhat the amount of retained earnings required.

As we communicated to members earlier, we believe that even if the rule is adopted as proposed we could maintain dividends at levels similar to today relative to three-month LIBOR. We can do this by: (1) reducing substantially the amount of liquid assets we hold; and (2) paying a higher percentage of our income out in dividends. Reducing our holdings of liquid assets will increase our risk and reduce our income, not a desirable outcome. However, taking this step should allow us to come into compliance with the retained earnings requirement, and therefore avoid any limitation on our dividends as a percentage of income.

But again, we won’t know the true impact until the Finance Board promulgates a final regulation.

Now let me address changes to the director election process adopted by the Finance Board. Essentially, the regulation gives the board of directors of the Federal Home Loan Bank the option of completing a self-assessment of the members’ current skills and experience and then making a determination “whether the capabilities of the board would be enhanced by the addition of persons with particular skills or experience.” This assessment process is optional, but if the board chooses to do it, it then has the option of listing the desired skills and experience in the request for nominations as well as in the election ballots. The Federal Home Loan Bank can also choose to list the skills and experience of each nominee in the election ballots. Other than these actions, the Federal Home Loan Bank is prohibited from doing anything to influence voting for directors, although directors in their individual capacity can still support a candidate. While I think this is a step in the right direction, it still leaves much to be desired.

At FHLBank Topeka, the board is currently conducting an assessment of the skills and experience possessed by the current members of the board. This assessment was not completed in time to include desired skills and experience in the nomination process. Whether the board chooses to include something when the ballots are mailed out is a question the board will address at its September meeting. I think the challenge in the process allowed by the Finance Board can best be illustrated by an example. Say the board believes that having a director with significant expertise in derivatives would be useful. While it would be beneficial to have one director with this expertise, it would not make sense to recruit a board where derivatives expertise is the primary area of expertise for every director. So, if the board were to include a statement with the nomination form that it would be beneficial to have a director with derivatives expertise, it would be most unfortunate if some individuals who would be excellent directors chose not to be nominated because they didn’t have that derivatives expertise.

Time will tell if the process created by the Finance Board does provide a mechanism to effectively recruit directors with specific skill sets without discouraging other individuals that would make excellent directors from seeking election to that office.

Next year, the Federal Home Loan Banks will be celebrating their 75th anniversary. That makes this an appropriate time for me to make some general comments on the regulation of the Federal Home Loan Banks. Our history dates back to 1932 when the Federal Home Loan Bank Act was passed to help address the lack of liquidity in the housing finance sector.

It’s interesting to go back and look at the history of the Federal Home Loan Bank System. Have you ever asked yourself why the Federal Home Loan Banks were created as private entities rather than public corporations controlled by the Federal Government? Why do I describe the Federal Home Loan Banks as “private” entities? First, our capital comes from the private sector, or more precisely, from you, our owners. We operate on a for-profit basis with the benefits or detriments of our operating success flowing back to you. While there is talk of an implicit guarantee of our debt by the Federal Government, the creators of the system were very clear that the Federal Government would not have any liability for the system and our consolidated obligations explicitly make that statement.

Many people I speak to are under the false impression that the Federal Home Loan Banks were part of President Roosevelt’s “New Deal” — a major expansion of government intervention into the private markets. In fact, the Federal Home Loan Bank Act was passed in 1932 during the Hoover Administration with Republicans controlling both houses of Congress. Why would a Republican president and a largely Republican Congress adamantly opposed to government intervention in the markets have created the Federal Home Loan Banks?

My supposition is that they did not intend to create government corporations, but specifically structured the Federal Home Loan Banks as private entities. There was a perceived void in the private sector that had not been adequately filled. By creating corporations with limited authority, this need would be met. But by creating private entities rather than government corporations, the Administration and Congress sought to capture and put to work the key factors that differentiated government efforts from private sector efforts.

What are some of those key attributes that separate government activities from the private sector? I can identify at least three key hallmarks of private entities: 1) innovation; 2) calculated risk taking; and 3) efficiency. It is my belief that the intent of the Hoover Administration and the Congress was to create entities that would demonstrate these traits.

Now flash forward 74 years to today. From my standpoint, we appear to have moved into a regulatory environment that rejects these core attributes for the Federal Home Loan Banks.

Innovation. The Finance Board tightly restricts any new products and services through its new business activity approval process. Ask just about any Federal Home Loan Bank president and they will tell you that the Finance Board shows little interest in new products or services.

Risk-taking. The Finance Board’s view of risk is straightforward: don’t take any. Anything that could potentially cause a loss needs to be avoided. Any loss, regardless of whether it is significant relative to the assets and earnings of a Federal Home Loan Bank is potentially a regulatory embarrassment.

Efficiency. Now I’m not looking for much sympathy on this last point since you face the same issue. It seems that the regulator’s answer to any concern is to hire more staff and spend more money. The fact that increases in staff are expensive is deemed irrelevant.

I think this all needs to change. We need a regulator that focuses on reasonable safety and soundness regulation. I believe the current GSE legislation offers the best hope to improve the regulatory process. We need to have a regulator that views itself as a regulator. We need a regulator that truly recognizes the members are the owners of the Federal Home Loan Banks.

I’m hopeful that the current fireworks over Fannie and Freddie, combined with the Administration’s moving to impose portfolio limits without legislation, will be enough to move a compromise bill through Congress. I encourage each of you to continue working with your Washington representatives to get this legislation passed.

Before I finish my remarks, I want to comment on the FDIC’s proposed rulemaking on deposit insurance assessments. The proposed regulation was published in the Federal Register on July 24 and asks some interesting questions. Specifically of interest to all of us, the proposed rule effectively asks this question: Should institutions using Federal Home Loan Bank advances be charged higher deposit insurance assessments? My friends, make no mistake, the FDIC would like to charge higher assessments to institutions using Federal Home Loan Bank advances.

Over the years, the FDIC has clearly been frustrated that Federal Home Loan Banks are not treated like other creditors. They don’t like paying prepayment fees. They want us to take a loss when they close an institution. In July 2005, the FDIC Center for Financial Research issued a work paper entitled: “Should the FDIC Worry about the FHLB?” Let me read the concluding paragraph of the report.

The policy implication is that the FDIC should charge for increases in expected losses from advances. Of course, the ideal solution would involve explicitly linking premiums with FHLBank borrowings. A step toward this ideal would be vitiation of pre-payment penalties in failure resolutions. At the margin, this reform would strengthen incentives for FHLBanks to monitor the condition of their members, thereby reducing moral hazard. But these reforms require legislative action. In contrast, supervisors have discretion to levy capital charges to preserve safety and soundness without legislative sanction. A capital charge on heavy use of advances would protect [the fund] by increasing the deductible for deposit insurance. A higher deductible would curb appetites for risk and trim resolution costs by shifting losses to bank owners. In any event, the first step toward a solution is for scholars and policy makers to recognize that a problem exists. Theory and evidence presented here indicate that failure to price expected losses from FHLBank funding is a problem.

I’ve reviewed this paper, and I don’t believe it represents an unbiased look at the issue. Never does the analysis consider that the use of advances may actually reduce the risk of failure in that it allows an institution to better manage its interest rate risk. It also suggests that a Federal Home Loan Bank does not pay any attention to, nor take any action based on, the financial strength of an institution, therefore creating a moral hazard similar to deposit insurance. That’s simply not true. Interesting, while the paper notes the enormous increase in advance usage over the last 15 years, never does it correlate this fact with the historically unprecedented decline in the number of insured depository institution failures.

In any case, we have explained to the FDIC that it is the very protections they object to that allow us to offer advances at such a small markup over our cost of funds. Since they can’t do anything about our position as a secured creditor, their response is to charge institutions that use advances higher insurance assessments. In reality, there is simply no sound scientific research to conclude that the use of advances increases the probability that an institution will fail or the likely amount of a loss should an institution fail. The FDIC has never provided any credible evidence that advance usage increases the risk of failure or the amount of loss should a failure occur. It is imperative that we all communicate to the FDIC a loud and clear “no” on this question.

The FDIC is accepting comments on the proposed regulation regarding proposed rulemaking on deposit insurance assessments through September 22. I encourage each of you to let them know that it would not be appropriate to impose higher assessments to institutions using advances.

Thank you for your time and attention this morning. I think we have a few minutes for questions.

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